Registration No. 33-60199




              PRICING SUPPLEMENT NO. C-6 DATED December 1, 1995


                      (To Prospectus Dated July 14, 1995)


                               BOSTON GAS COMPANY
                          MEDIUM-TERM NOTES, SERIES C
                                  (Fixed Rate)

                Due from 9 Months to 30 Years from Date of Issue

                  Interest payable each April 1 and October 1

                                and at Maturity



Principal Amount:  $10,000,000.00         Issue Price (As a Percentage of
                   -------------------      Principal Amount):           100%
                                                                   -------------

Original Issue Date:  December 1, 1995    Interest Rate:                6.95%
                   -------------------                             -------------

Trade Date:    November 29, 1995          Net Proceeds to Company: $9,927,500.00
               -----------------------                             -------------

Maturity Date: December 1, 2023           Agent's Commission:      $   72,500.00
               -----------------------                             -------------


     X The Notes cannot be redeemed prior to maturity.

             The Notes may be redeemed, at the option of the Company, prior to maturity.

                          Initial Redemption Date:  __________________________
                          Initial Redemption Price: __________________________%
                          Annual Redemption Price Reduction: _________________%
                                 until Redemption Price is 100% of the
                                 principal amount

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                                                      Registration No. 33-60199



               PRICING SUPPLEMENT NO. C-7 DATED December 1, 1995


                      (To Prospectus Dated July 14, 1995)


                               BOSTON GAS COMPANY
                          MEDIUM-TERM NOTES, SERIES C
                                  (Fixed Rate)

                Due from 9 Months to 30 Years from Date of Issue

                  Interest payable each April 1 and October 1

                                and at Maturity



Principal Amount:  $5,000,000.00        Issue Price (As a Percentage of
                   -------------------    Principal Amount):           100%
                                                                 ---------------

Original Issue Date:  December 5, 1995  Interest Rate:                6.95%
                      ----------------                           ---------------

Trade Date:     November 30, 1995        Net Proceeds to Company: $ 4,963,750.00
              ------------------------                            --------------

Maturity Date:  December 1, 2024          Underwriting Discount:  $    36,250.00
              ------------------------                            --------------



     X The Notes cannot be redeemed prior to maturity.

             The Notes may be redeemed, at the option of the Company, prior to maturity.

                         Initial Redemption Date:  __________________________
                         Initial Redemption Price: __________________________%
                         Annual Redemption Price Reduction: _________________%
                                until Redemption Price is 100% of the
                                principal amount